Exhibit 18
Ally Financial Inc.

February 19, 2025

Ally Financial Inc.
500 Woodward Avenue
Detroit, Michigan 48226
Dear Sirs/Madams:
We have audited the consolidated financial statements of Ally Financial Inc. and subsidiaries (the "Company") as of December 31, 2024 and 2023, and for each of the three years in the period ended December 31, 2024, included in your Annual Report on Form 10-K to the Securities and Exchange Commission and have issued our report thereon dated February 19, 2025, which expresses an unqualified opinion and includes an explanatory paragraph concerning the Company's change in accounting principle for investment tax credits from the flow-through method to the deferral method. Note 1 to such consolidated financial statements contains a description of your adoption during the year ended December 31, 2024 of the change in accounting principle for investment tax credits from the flow-through method to the deferral method. In our judgment, such change is to an alternative accounting principle that is preferable under the circumstances.
Yours truly,

/S/ DELOITTE & TOUCHE LLP

Detroit, Michigan